SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 Amendment No.

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Mercantile Alternative Strategies Fund LLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY MATERIALS FOR THE

INFORMATION OF THE SECURITIES AND

EXCHANGE COMMISSION

MERCANTILE ALTERNATIVE STRATEGIES FUND LLC

NOTICE OF SPECIAL MEETING OF MEMBERS

November     , 2003

To the Members of the Mercantile Alternative Strategies Fund LLC

A Special Meeting of Members (the “Meeting”) of the Mercantile Alternative Strategies Fund LLC (the “Company”) will be held on December 19, 2003 at the offices of Mercantile Capital Advisors, Inc., the Company’s investment manager (“Mercantile”), Second Floor Board Room, Two Hopkins Plaza, Baltimore, Maryland 21201, at 9:00 a.m. to:

(1)	Approve or disapprove an Investment Advisory Agreement between the Company, Mercantile and Contego Alternative Assets, LLC; and

(2)	Transact such other business as may be properly brought before the Meeting or any adjournment of the Meeting.

The proposal referred to above is discussed in the Proxy Statement attached to this Notice. The Company invites each member of the Company to attend the Meeting in person. Members of record at the close of business on October 31, 2003 have the right to vote at the Meeting. If you cannot be present at the Meeting, we urge you to fill in, sign and promptly return the enclosed proxy so that the Company can hold the Meeting and vote the maximum amount of limited liability interests.

YOUR VOTE IS IMPORTANT

In order to avoid the additional expense of a second solicitation, we urge you to complete, sign and return promptly the enclosed Proxy regardless of whether you plan to attend the Meeting. The enclosed addressed envelope requires no postage and is intended for your convenience.

By order of the Board of Directors,

Jennifer E. Vollmer

Secretary

PRELIMINARY PROXY MATERIALS FOR THE

INFORMATION OF THE SECURITIES AND

EXCHANGE COMMISSION

MERCANTILE ALTERNATIVE STRATEGIES FUND LLC

Two Hopkins Plaza

Baltimore, Maryland 21201

1-800-239-0418

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Mercantile Alternative Strategies Fund LLC (the “Company”) for use at a Special Meeting of Members (the “Meeting”) of the Company to be held at the offices of Mercantile Capital Advisors, Inc., the Company’s investment manager (“Mercantile”), Second Floor Board Room, Two Hopkins Plaza, Baltimore, Maryland 21201 on December 19, 2003 at 9:00 a.m.

The Company expects to solicit proxies primarily by mail. The Company’s officers and existing service providers also may solicit proxies by telephone, telegraph, facsimile or personal interview. Mercantile and Contego Alternative Assets, LLC will bear the proxy solicitation costs. The Company will bear the legal costs associated with this proxy statement. Any member giving a proxy may revoke it at any time before it is exercised by submitting to the Company a written notice of revocation or a subsequently executed proxy or by attending the Meeting and electing to vote in person. The Company expects to distribute this Proxy Statement and the enclosed proxy to the Company’s members on or about November 28, 2003.

A proxy is enclosed for the percentage of ownership interests that you have in the Company. If you return a properly executed proxy to the Company, the Company will vote those interests represented by the proxy at the Meeting in accordance with its stated instructions. Each Member is entitled to a number of votes equivalent to such member’s percentage of ownership as of the record date for the Meeting. A member’s percentage of ownership is determined by dividing the balance of the member’s capital account by the sum of the capital accounts of all of the members. If you do not expect to be present in person at the Meeting and wish your percentage of ownership interests to be voted, please complete the proxy and mail it in the enclosed reply envelope.

The Company will furnish, without charge, copies of its Annual Report and Semi-Annual Report dated March 31, 2003 and September 30, 2003, respectively, to any member upon request. You may obtain the Company’s Annual Report and Semi-Annual Report by writing to the Company at Two Hopkins Plaza, Baltimore, Maryland 21201 or by calling 1-800-239-0418.

PROPOSAL No. 1

APPROVAL OF INVESTMENT ADVISORY AGREEMENT

WITH CONTEGO ALTERNATIVE ASSETS, LLC

Background. At the Meeting, members of the Company will be asked to approve an Investment Advisory Agreement between the Company, Mercantile and Contego Alternative Assets, LLC.

Mercantile provides investment management services to the Company under an existing Investment Management Agreement (the “Management Agreement”) which became effective as of December 31, 2002, and will continue in effect for an initial two-year term. The Management Agreement was approved by the Board on October 28, 2002. The Management Agreement authorizes Mercantile to employ advisers to assist it in the performance of its responsibilities under the Management Agreement, including any or all of the advisory services under Mercantile’s supervision, provided that any fees or compensation payable to such adviser shall be paid by Mercantile.

Pursuant to such authority, Mercantile appointed Agio Alternative Assets, LLC (“Agio”) as the investment adviser to the Company pursuant to an Investment Advisory Agreement dated as of December 31, 2002 (the “Original Agreement”). The Original Agreement was last approved by the Board on October 28, 2002.

On August 22, 2003, the controlling interest in Agio was acquired by Contego Capital Partners, LLC (“Contego Capital”), an entity owned by TC Hedge Partners, LLC (the “TC Investors”) which was formed by members of officers of Agio, Arlene Busch and Jon Norberg, and by individual partners of Thoma Cressey Equity Partners, Inc. Concurrent with the change of control, Agio Alternative Assets, LLC was renamed Contego Alternative Assets, LLC (“Contego”).

Arlene Busch and Jon Norberg have had full portfolio management responsibility for the Company since its inception and continue to manage the Company’s portfolio at Contego. No other employees of Agio have had substantive involvement with the management of the Company’s portfolio. Contego expects that all management functions, processes and procedures will be performed at current or improved levels. Contego does not anticipate a change in the Company’s current investment strategy or the research, selection and continuing due diligence of managers to the investment funds and determinations as to the amount and timing of the investments.

At its regular meeting held on August 8, 2003, the Board, including a majority of the Directors who were not “interested persons” (as defined in the Investment Company Act of 1940, as amended) of the Company, voted to approve (i) an Interim Investment Advisory Agreement between the Company, Mercantile and Contego as the adviser to the Company, and (ii) to approve an Investment Advisory Agreement between the Company, Mercantile and Contego, subject to approval by the Company’s members. The Interim Investment Advisory Agreement took effect on August 22, 2003 and will remain in effect (unless sooner terminated) until members of the Company either approve or disapprove the new Investment Advisory Agreement with Contego or on January 19, 2004, whichever is sooner.

Under the Interim Investment Advisory Agreement, Contego provides services to the Company on the same terms and conditions as it did under the Original Agreement. As discussed more fully below, the new Investment Advisory Agreement also contains the same terms and conditions as the Original Agreement.

The Board is recommending that members of the Company approve the new Investment Advisory Agreement to ensure that Agio, following the change of control and name change to Contego, will continue to serve as the Company’s adviser as Contego. If the Company’s members approve the new Investment Advisory Agreement at the Meeting, Contego will serve as the Company’s adviser. If the Company’s members do not approve Proposal No. 1 at the Meeting or at an adjournment of the Meeting, Mercantile will be the sole investment adviser of the Company, in which case Mercantile will consider other alternatives, including the recommendation of one or more other advisers, subject to Board and Company member approval.

Contego Alternative Assets, LLC. Day to day management of the Company’s portfolio will remain with Arlene Busch and Jon Norberg, both of whom were officers of Agio and who have had portfolio management responsibility for the Company since its inception and continue to manage the Company’s portfolio under Contego:

Arlene R. Busch. Arlene Busch is the Chief Investment Officer and a Managing Director of Contego and holds the same titles with Contego Capital. Her responsibilities include development of investment strategies, management of due diligence, oversight of asset allocation, selection of investments and risk management.

Ms. Busch graduated from Northeastern University with a Bachelor of Arts and Sciences Degree. Ms. Busch began her career in 1978 as a trader on the Chicago Board of Options Exchange and remained there until 1982. From 1982 to 1986, she traded U.S. Treasury Bonds on the Chicago Board of Trade. From 1986 to 1987, she established and managed call option brokerage on the London Investment Financial Futures Exchange (LIFFE) for First Options, Inc. From 1987 to 1990, she worked for James Capel Bank where she developed option trading on both the LIFFE and the MATIFF (Paris equivalent of LIFFE), making markets in Gilt, Short Sterling, Bund, Euro, National, and Pibor. In addition, she assisted in developing the firm’s pricing models, oversaw all risk management in these products and developed the bank’s first OTC operation in the Gilt and French Franc.

From 1990 to 1995, Ms. Busch worked with Cresvale, Ltd. in their Tokyo and London offices where she was responsible for the development and oversight of futures and options trading and index arbitrage. During this time, Ms. Busch created a derivative trading group for Cresvale. In 1994 she assumed responsibility for trading all of Cresvale’s products worldwide. From 1995 to 1998, she oversaw all proprietary trading worldwide for Refco Group, Ltd. Her responsibilities included risk management, asset allocation and product development in eleven countries. In 1998, she identified new funds for investment for Atlas Capital Management, a fund of hedge funds manager, as its U.S. representative. From 1998 to 2001, Ms. Busch worked for two family offices developing and implementing hedge fund investment strategies. In 2001, Ms. Busch co-founded Agio Alternative Assets, LLC, where she was the Chief Investment Officer and led the investment activities of the firm.

Jon R. Norberg. Jon Norberg is a Director of Contego Alternative Assets, LLC and holds the same title with Contego Capital. His responsibilities include legal and compliance, investment research and due diligence, portfolio development and analysis, and new product development.

Mr. Norberg holds Bachelor of Arts (Economics) and Bachelor of Science (Finance) degrees from Moorhead State University, a Juris Doctorate cum laude from the University of Minnesota Law School, and a Masters of Business Administration from Cornell University’s Johnson Graduate School of Management. Mr. Norberg began his career as an attorney practicing in the areas of securities law, corporate finance, and mergers and acquisitions. From 1988 to 1990, he was with the law firm of Larkin, Hoffman, Daly & Lindgren and subsequently practiced solo until 1992.

From 1992 to 1995, Mr. Norberg was an officer and director of two development-stage technology companies, Cybernet Systems, Inc. and Tech Squared, Inc. where he was involved in general management, technology development and licensing, and mergers and acquisitions transactions. In 1995, Mr. Norberg joined Blue Rock Advisors, Inc. as Vice President and General Counsel, a registered investment advisor focusing on multi-manager long-short market-neutral hedge fund strategies. While at Blue Rock, Mr. Norberg was responsible for all legal and compliance issues, due diligence on investment managers, and he served as a member of the firm’s investment committee. From 2000 to 2002, Mr. Norberg was with Winton Partners, a Minneapolis-based family office investing in traditional equity and fixed-income securities, hedge funds, venture capital funds, and making direct venture capital investments. Mr. Norberg joined Agio Alternative Assets in September 2002.

Contego, and its parent, Capital Partners, are engaged solely in the business of advising and consulting with clients regarding hedge fund investments. As of October 31, 2003, the Contego entities had discretionary management of in excess of $200 million of hedge fund investments.

Member Approval. If members of the Company approve the Investment Advisory Agreement at the Meeting, Contego will continue to serve as the Company’s adviser. If members of the Company do not approve Proposal No. 1 at the Meeting, Mercantile will manage the Company while considering other alternatives, including the recommendation of other advisers.

Terms and Conditions of the Investment Advisory Agreement. A copy of the Investment Advisory Agreement with Contego is attached to this Proxy Statement as Exhibit A, which qualifies in its entirety the following description of the Agreement.

The Investment Advisory Agreement provides that Contego is responsible, subject to the supervision of Mercantile and the Board, for formulating a continuing investment program for the Company. Contego will provide a continuous investment program for the Company, including research and management for all of the Company’s securities, investments and cash. Contego makes all decisions regarding the Company’s purchases and withdrawals of interests in investment funds. Mercantile will pay Contego an annual fee of 0.75% of the Company’s average daily net assets for its services under the Investment Advisory Agreement. Mercantile will also pay Contego one-half of any incentive fee paid by the Company to Mercantile at the end of each fiscal year. The incentive fee is equal to 10% of each member’s net profits for such incentive period in excess of such member’s loss carryforward amount, which commences at zero and is increased or reduced each incentive period by the net losses or net profits, respectively, allocated to a member’s capital account for such incentive period. The advisory and incentive fees payable to Contego are Mercantile’s sole responsibility and do not represent any additional expense to the Company.

Under the Investment Advisory Agreement, Contego also will be reimbursed by the Company for all out-of-pocket expenses relating to services provided to the Company. Contego will provide to the Company, or will arrange at its expense to be provided to the Company, management and administrative services such as office facilities, equipment, personnel and other services.

The Investment Advisory Agreement also provides that Contego will: (a) discharge its duties subject to the control of the officers and the Board, and in compliance with the objectives, policies and limitations set forth in the Company’s private placement memorandum, as the same may be amended or supplemented from time to time, and applicable laws and regulations including the Investment Company Act of 1940, as amended (the “1940 Act”); (b) maintain all books and records relating to the investment transactions of the Company and furnish Mercantile and the Board with such periodic and special reports as requested; and (c) attend regular business and investment-related meetings of the Board, as requested.

Under the Investment Advisory Agreement, Contego is not liable to the Company or any Company member for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, providing services under the Investment Advisory Agreement, including any losses sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Company. Contego may be liable, however, for losses arising out of its willful misfeasance, bad faith, or gross negligence of its obligations and duties under the Investment Advisory Agreement or losses resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Contego does not represent that any level of performance will be achieved. The Investment Advisory Agreement also provides for indemnification, to the fullest extent permitted by law, by the Company of Contego, or any officer, director, partner, principal, employee or agent of, or any person who controls is controlled by or is under common control with Contego, and any of their affiliates, executors, heirs, assigns, successors or other legal representatives, against any liability or expense to which the person may be liable that arises in connection with the performance of services to the Company, so long as the liability or expense is not incurred by reason of the Contego’s willful malfeasance, bad faith or gross negligence of duty.

The Investment Advisory Agreement will become effective on the date of its approval by the Company’s members and will continue in effect for a period of one year. After that date, if the Investment Advisory Agreement is not terminated, it will remain in full force and effect for successive twelve-month periods, provided that such continuance is approved at least annually by (i) the vote of a majority of those Directors who are not parties to the Investment Advisory Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval; and (ii) the Board or the vote of a majority of the outstanding percentage of ownership interests of the Company. No amendment to the Investment Advisory Agreement requiring member approval under the 1940 Act will be effective until the Company’s members approve the amendment.

The Investment Advisory Agreement will terminate automatically in the event of its “assignment” (as defined in the 1940 Act). On 60 day’s written notice, the Company (by a vote of the Board or a majority of its outstanding percentage of ownership interests) or Contego may terminate the Investment Advisory Agreement without penalty.

Board Evaluation of the Investment Advisory Agreement. In reaching its decision to approve the Investment Advisory Agreement and to submit the Agreement to members of the Company for approval, the Board requested information from Contego that it believed to be reasonably necessary to reach its conclusion. The Board carefully evaluated this information, and was advised by legal counsel to the Company with respect to its deliberations.

In considering the Investment Advisory Agreement and the fairness and reasonableness of the compensation to be paid to Contego, the Board considered numerous factors, including whether the acquisition would have an effect on the Agio personnel involved in the day to day management of the Company, including whether the management functions, processes and procedures would continue under the supervision of the same personnel; whether the nature and quality of the existing services to the Company would be affected or enhanced by any additional services provided by Contego; whether the fee structure and expenses would remain the same; the capabilities and financial soundness of Contego and its affiliates; and current economic and industry trends.

The Board considered that Arlene Busch, the Chief Investment Officer and lead portfolio manager to the Company, would have a 25% ownership interest in the Contego. In addition, the portfolio managers would enter into employment agreements with Contego. The Board also considered that in addition to the Contego’s own dedicated employees, the TC Investors along with Thoma Cressey Equity Partners, would provide all the infrastructure and staffing needs of Contego, including research personnel, information technology services, administration and accounting, and client services. The Board believed that the support staff was experienced and sufficient in size to handle the advisory needs of the Company. Based upon this information the Board concluded the Contego had the necessary experience and infrastructure to continue to manage the investment activities of the Company.

The Board also evaluated whether the change of control would impact the investment program utilized by Agio, including the quantitative and qualitative due diligence processes used in investing in underlying investment funds. The analysis included questions about the impact of the change of control, if any, on the investment philosophy and process, manager selection, monitoring procedures and risk control, and allocation processes of Agio. The Board also reviewed the Company’s current investment objectives, what changes the change of control would have, if any, on the investment objective and strategy of the Company. The Board concluded that the change of control would not adversely impact the investment advisory approach of the portfolio managers and that these factors would not change and would not significantly change the investment objective and strategy of the Company.

The Board considered each of these factors to be of material importance in its recommendation of the Investment Advisory Agreement. Based on their consideration, analysis and evaluation of the above factors and other information deemed to be relevant by the Board, the Board concluded that the approval of the Investment Advisory Agreement between the Company, Mercantile and Contego is in the best interests of the Company and its members.

For certain other information pertinent to these proposals, see “Voting Information,” “Additional Information” and “Other Matters.”

Required Vote. The approval of the Investment Advisory Agreement requires the affirmative vote of the holders of a “majority of the outstanding voting securities” of the Company (as defined by the 1940 Act), which means the lesser of (a) the holders of 67% or more of the percentage of ownership interests of the Company present at the Meeting if the holders of more than 50% of the outstanding percentage of ownership interests of the Company are present in person or by proxy; or (b) more than 50% of the outstanding percentage of ownership interests of the Company.

The Board recommends that members of the Company vote “FOR”

the approval of the Investment Advisory Agreement with Contego.

VOTING INFORMATION

Record Date. Only members of record at the close of business on October 31, 2003 (the “Record Date”) will be entitled to vote at the Meeting. Each member of record has the right to cast a number of votes based on the value of the member’s investment percentage in the Company. On that date, there were              ownership interests of the Company outstanding and entitled to be voted at the Meeting.

Quorum. The presence in person or by proxy of the holders of at least a majority of all the votes that a Company’s members are entitled to cast at the Meeting will constitute a quorum for the Company. For purposes of determining the presence of a quorum, abstentions and broker “non-votes” (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares on a particular matter with respect to which the brokers or nominees do not have discretionary power) will be treated as ownership interests that are present at the Meeting but not voted. Abstentions and broker “non-votes” will have the effect of a “no” vote for purposes of obtaining the requisite approval of Proposal No. 1.

If a quorum is not present at the Meeting or at any adjournment of the Meeting, or if a quorum is present at the Meeting but the Company does not receive sufficient votes to approve Proposal No. 1, the persons named as proxies, or their substitutes, may propose and vote for one or more adjournments of the Meeting to permit the further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of those shares affected by the adjournment that are represented at the Meeting in person or by proxy. If a quorum is present, the persons named as proxies will vote those proxies that they are entitled to vote FOR Proposal No. 1 in favor of such adjournments, and will vote those proxies required to be voted AGAINST Proposal No. 1 against any such adjournments.

Other Member Information. Mercantile’s indirect parent company, Mercantile Bankshares Corporation (“MBC”) is a financial holding company regulated by the Federal Reserve under the Bank Holding Company Act. MBC was the organizational member of the Company and invested $25 million in the Company. As of the Record Date, MBC will vote [76.41%] of such ownership interests in the Company. Mercantile also invested in the Company and as of the Record Date, will vote [0.31%] of such ownership interests in the Company. Both MBC and Mercantile have informed that Company that they will vote their ownership interests in the Company For or Against Proposal No. 1 in the same proportion as the votes cast by the Company’s other members.

Mercantile’s parent company, Mercantile-Safe Deposit & Trust Company (“MSD&T”), may be deemed to be the beneficial owner, for purposes of the federal securities laws, because MSD&T possesses sole or shared voting or investment power for such ownership interests in the Company. As of the Record Date, MSD&T votes [20%] of such ownership interests in the Company. MSD&T does not, however, have any economic interest in such shares, which are held solely for the benefit of its customers. MSD&T has advised the Company that it intends to vote the ownership interests in the Company over which it has voting power in a manner that is consistent with its fiduciary responsibilities.

To the Company’s knowledge, at the Record Date no other person possessed sole or shared voting or investment power with respect to 5% or more of any of the outstanding interests of the Company. As of the Record Date, the Directors and officers of the Company, as a group, did not own any of the outstanding interests of the Company.

ADDITIONAL INFORMATION

Information About Mercantile. Mercantile’s principal offices are located at Two Hopkins Plaza, Baltimore, Maryland 21201. Mercantile is a wholly owned subsidiary of MSD&T which, in turn, is wholly owned by Mercantile Bankshares. As of October 31, 2003, Depository Trust & Clearing Corporation, 55 Water Street, New York, New York 10004, owned of record more than [10%] of the issued and outstanding common stock of Mercantile Bankshares. To the Company’s knowledge, no other person owns beneficially or of record 10% or more of any class of issued and outstanding voting securities of Mercantile Bankshares.

The Company’s Investment Management Agreement with Mercantile permits Mercantile to act as investment adviser to one or more other investment companies and to fiduciary and other managed accounts. As of October 31, 2003, Mercantile managed approximately $3.3 billion of investment company assets.

Leslie B. Disharoon, Chairman of the Board, and his wife each own shares of MBC, the indirect parent of Mercantile. Decatur H. Miller, a member of the Board, serves as co-trustee of a trust of which MSD&T is also a co-trustee. Any transactions by Directors involving securities of Mercantile or its parents or subsidiaries since the beginning of the fiscal year ended March 31, 2003 did not exceed 1% of the outstanding securities of any class of such securities.

Under its Investment Management Agreement with Mercantile, the Company pays Mercantile an annual advisory fee of 1.25% of the Company’s average daily net assets. For the fiscal year ended March 31, 2003, the Company paid Mercantile $80,337.22 (0.3125% of its average daily net assets) in advisory fees (the Company commenced operations on December 31, 2002) and $41,782.01 in incentive fee. A portion of the advisory and incentive fees were paid to Agio.

The following table shows the name, position with Mercantile and principal occupation of the chief executive officer and each director of Mercantile as of October 31, 2003. Each individual’s address is Two Hopkins Plaza, Baltimore, Maryland 21201.

Name	Position with Mercantile	Principal Occupation

John J. Pileggi	Director, President and CEO	Chief Executive Officer of MSD&T Investment and Wealth Management

J. Marshall Reid	Director	Director and President of MSD&T

Name	Position with Mercantile	Principal Occupation

David Meyer	Director	Chief Operating Officer of MSD&T Investment and Wealth Management

Kevin McCreadie	Director and Chairman	Chief Investment Officer of MSD&T Investment and Wealth Management

Information About Contego. The following table lists the name and principal occupation of the principal executive officers of Contego as of October 31, 2003. Each individual’s address is Sears Tower, 92nd Floor, 233 South Wacker Drive, Chicago, IL 60606.

Name	Position with Contego	Principal Occupation

Arlene R. Busch	Managing Director and Member of Board of Directors	Managing Director of Contego

Jon R. Norberg	Director and Member of Board of Directors	Director of Contego

Carl D. Thoma	Member of Board of Directors	Partner, Thoma Cressey Equity Partners, Inc.

Lee M. Mitchell	Member of Board of Directors	Partner, Thoma Cressey Equity Partners, Inc.

Payments to Affiliates. Mercantile, with principal offices located at Two Hopkins Plaza, Baltimore, Maryland 21201, serves as administrator to the Company. For its services as administrator, Mercantile receives fees from the Company, computed daily and payable monthly, calculated at the annual rate of 0.7% of the Company’s aggregate average daily net assets. For the fiscal year ended March 31, 2003, Mercantile received administrative fees (net of waivers) of $12,805.76 (0.2% of average daily net assets) the Company. The Company expects that Mercantile will continue to provide administrative services to the Company after the Meeting.

Affiliated Brokers. During the fiscal year ended March 31, 2003, the Company did not pay any commissions to affiliated brokers.

Distributor. The Company has not retained a distributor as of the date of this Proxy.

OTHER MATTERS

The Company does not intend to hold Annual Meetings of Members except to the extent that such meetings may be required under the 1940 Act or state law. Members who wish to submit proposals for inclusion in the proxy statement for a subsequent member meeting should send their written proposals to the Company at its principal office within a reasonable time before such meeting.

No business other than the matters described above is expected to come before the Meeting, but should any other matter requiring a vote of members arise, including any question as to an adjournment of the Meeting, the persons named in the enclosed Proxy will vote thereon according to their best judgment in the interests of the Company.

Dated: November     , 2003

EXHIBIT A

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of this      day of                 , 2003 by and between Mercantile Capital Advisors, Inc., a Maryland corporation, in its role as Manager (the “Manager”) of the Mercantile Alternative Strategies Fund LLC, a Delaware limited liability company (the “Company”); and Contego Alternative Assets, LLC, a Delaware limited liability company (the “Adviser”) and the Company.

1. Duties of Adviser.

(a) The Manager hereby appoints the Adviser to act as investment adviser to the Company, for the period and on the terms set forth in this Agreement, pursuant to the policies set forth in the Company’s Private Placement Memorandum and the Investment Management Agreement between the Company and the Manager (the “Management Agreement”), as the Management Agreement may be amended from time to time with notice to the Adviser. The Adviser specifically acknowledges its obligations to follow the policies as set forth in the Company’s Private Placement Memorandum and the Management Agreement, provided that the Adviser shall not be obligated to follow any amendment to the policies to the Company or the Management Agreement that increases its obligations, responsibilities or liabilities thereunder until it has received actual notice of such amendment and has agreed thereto in writing. The Manager employs the Adviser to formulate a continuing investment program in accordance with the investment objective and strategies set forth in the Company’s Private Placement Memorandum and to manage the investment and reinvestment of the assets of the Company, to continuously review, supervise and administer the investment program of the Company, to determine in its discretion the securities to be purchased or sold and the portion of the Company’s assets to be held uninvested, to provide the Manager and the Company with records concerning the Adviser’s activities which the Company is required to maintain and upon request, to render regular reports to the Company’s officers and Board of Directors (the “Board”) concerning the Adviser’s discharge of the foregoing responsibilities. Without limiting the generality of the foregoing, the Adviser is specifically authorized to invest the Company’s assets (which may constitute, in the aggregate, all of the Company’s assets) in unregistered investment funds or other investment vehicles and registered investment companies (“Investment Funds”) which are managed by investment managers (“Investment Managers”). The Adviser shall discharge the foregoing responsibilities subject to the control of the officers and the Board, and in compliance with the objectives, policies and limitations set forth in the Company’s private placement memorandum, as the same may be amended or supplemented from time to time with notice to the Adviser, and applicable laws and regulations.

(b) Without limiting the forgoing, the Adviser acknowledges its responsibility and agrees to conduct proper due diligence on the Investment Funds and Investment Managers as is required by its fiduciary role, including, without limitation, reviewing the valuation procedures of each Investment Fund and making a determination that such Investment Fund complies with the valuation procedures adopted by the Company.

(c) The Adviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

2. Portfolio Transactions.

(a) To the extent applicable, the Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of securities for the Company and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein.

(b) The Adviser will promptly communicate to the officers and the Board such information relating to portfolio transactions as they may reasonably request.

3.	Compensation of the Adviser.

1. For the services to be rendered by the Adviser as provided in Section 1 of this Agreement, the Manager shall pay to the Adviser a portion of the management fee (the “Management Fee”) received by the Manager from the Company, pursuant to the LLC Agreement, at the end of each quarter. The Management Fee received by the Manager from the Company is equal to 0.3125% (approximately 1.25% on an annualized basis) of the Company’s net assets. The Adviser’s portion of the Management Fee shall be equal to 50% of the Management Fee paid to the Manager and shall be payable within 15 days of receipt by the Manager of such fee from the Company. The Management Fee will be computed based on the capital account of each member of the Company as of the end of business on the last business day of each quarter in the manner set out in the LLC Agreement.

2. The Manager shall also pay to the Adviser an amount equal to 50% of any Incentive Fee (as described in the Company’s Private Offering Memorandum and LLC Agreement) paid to the Manager at the end of each fiscal year. The Incentive Fee shall be due and payable by the Manager within 15 days after it has been received by the Manager at the end of each fiscal year.

3. In addition to its portion of the Management Fee and the Incentive Fee stated above, the Adviser will be reimbursed by the Company for all out-of-pocket expenses relating to services provided to the Company.

4.	Other Services.

The Adviser will provide to the Company, or will arrange at its expense to be provided to the Company, such management and administrative services as may be agreed upon from time to time by the Adviser and the Manager. These services initially will include, among other things, providing to the Company office facilities, equipment, personnel and other services.

5.	Reports.

The parties agree to furnish to each other current prospectuses, proxy statements, reports to partners, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request in connection with this Agreement.

The Adviser shall submit and present to the Board reports of the assets of the Company, the value of such assets, and the performance of the Investment Funds on a quarterly basis. All investment information supplied by the Adviser to the Manager and the Board is confidential and is to be used by the Company for internal purposes only. Upon termination of this Agreement, the Adviser shall promptly, upon demand, return to the Manager all records (or copies of such records) that the Manager reasonably believes are necessary in order to discharge its responsibilities to the Account.

6.	Basic Business Records.

The Adviser shall comply with the record-keeping requirements of a registered investment adviser of a registered investment company outlined in the 1940 Act and in the Advisers Act, and as otherwise set forth in Exhibit A.

7.	Status of Adviser.

The services of the Adviser to the Company are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

8.	Liability of Adviser.

In the absence of (a) willful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, the Adviser shall not be subject to any liability whatsoever to the Company, or to any member of the Company (each, a “Member,” and collectively, the “Members”) for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Company. The Adviser does not represent that any level of performance will be achieved.

9.	Indemnification.

(a) To the fullest extent permitted by law, the Company shall, subject to Section 9(c) of this Agreement, indemnify the Adviser (including for this purpose each officer, director, partner, principal, employee or agent of, or any person who controls, is controlled by or is under common control with, the Adviser, and their respective executors, heirs, assigns, successors or other legal representatives) (each such person being referred to as an “indemnitee”) against all losses, claims, damages, liabilities, costs and expenses arising by reason of being or having been Adviser to the Company, or the past or present performance of services to the Company in accordance with this Agreement by the indemnitee, except to the extent that the loss, claim, damage, liability, cost or expense was caused by reason of willful misfeasance, bad faith or gross negligence of the duties involved in the conduct of the indemnitee’s office. These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter. The rights of indemnification provided under this Section are not to be construed so as to provide for indemnification of an indemnitee for any liability (including liability under U.S. federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent that indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section.

(b) Expenses, including counsel fees and expenses, incurred by any indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties) may be paid from time to time by the Company in advance of the final disposition of any action, suit, investigation or other proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay to the Company amounts paid if a determination is made that indemnification of the expenses is not authorized under Section 9(a) of this Agreement, so long as (i) the indemnitee provides security for the undertaking, (ii) the Company is insured by or on behalf of the indemnitee against losses arising by reason of the indemnitee’s failure to fulfill his, her or its undertaking, or (iii) a majority of the directors (each, a “Director, “ and collectively, the “Directors”) of the Company who are not “interested persons” (as that term is defined in the 1940 Act) of the Company (“Independent Directors”) (excluding any Director who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses under this Agreement) or independent legal counsel in a written opinion determines based on a review of readily available facts (as opposed to a full trial-type inquiry) that reason exists to believe that the indemnitee ultimately shall be entitled to indemnification.

(c) As to the disposition of any action, suit, investigation or other proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding has been brought, that an indemnitee is liable to the Company or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office, indemnification shall be provided in accordance with Section 9(a) of this Agreement if (i) approved as in the best interests of the Company by a majority of the Independent Directors (excluding any Director who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification under this Agreement) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that the indemnitee acted in good faith and in the reasonable belief that the actions were in the best interests of the Company and that the indemnitee is not liable to the Company or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office, or (ii) the Directors secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that indemnification would not protect the indemnitee against any liability to the Company or its Members to which the indemnitee would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence.

(d) Any indemnification or advancement of expenses made in accordance with this Section shall not prevent the recovery from any indemnitee of any amount if the indemnitee subsequently is determined in a final judicial decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to the indemnification or advancement of expenses to be liable to the Company or its Members by reason of willful misfeasance, bad faith or gross negligence. In any suit brought by an indemnitee to enforce a right to indemnification under this Section it shall be a defense that, and in any suit in the name of the Company to recover any indemnification or advancement of expenses made in accordance with this Section the Company shall be entitled to recover the expenses upon a final adjudication from which no further right of appeal may be taken that, the indemnitee has not met the applicable standard of conduct described in this Section. In any suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made in accordance with this Section, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section shall be on the Company (or on any Member acting derivatively or otherwise on behalf of the Company or its Members).

(e) An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section or to which he, she or it may otherwise be entitled except out of the assets of the Company, and no Member shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

(f) The rights of indemnification provided in this Section shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section shall affect the power of the Company to purchase and maintain liability insurance on behalf of the Adviser or any indemnitee.

10.	Duration and Termination.

This Agreement will become effective as of the date first written above and will continue for an initial one-year term and will continue thereafter so long as such continuance is specifically approved at least annually (a) by the vote of a majority of the Directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board or by vote of a majority of the outstanding voting securities of the Company. If the Board officially considers terminating this Agreement at any Board meeting, the Company agrees to provide the Adviser with written notice that such matter has been officially considered by the Board. This Agreement may be terminated by the Manager at any time, without the payment of any penalty, by the Manager’s recommendation to, and by a vote of a majority of the entire Board or by vote of a majority of the outstanding voting securities of the Company on 60 days’ written notice to the Adviser. This Agreement may be terminated by the Adviser at any time, without the payment of any penalty, upon 60 days’ written notice to the Manager. This Agreement will automatically and immediately terminate in the event of its assignment by the Adviser, provided that an assignment to a successor to all or substantially all of the Adviser’s business or to a wholly-owned subsidiary of such successor that does not result in a change of actual control of the Adviser’s business shall not be deemed to be an assignment for the purposes of this Agreement.

11.	Definitions.

As used in this Agreement, the terms “assignment,” “interested persons,” and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

12.	Amendment of Agreement.

This Agreement may be amended by mutual consent, but the consent of the Manager must be approved (a) by vote of a majority of those members of the Board of the Company who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of the Company.

13.	Severability.

If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

14.	Applicable Law.

This Agreement shall be construed in accordance with the laws of the State of Delaware, provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act.

15.	Notices.

Any notice under this Agreement shall be given in writing and deemed to have been duly given when delivered by hand or facsimile or five days after mailed by certified mail, post-paid, by return receipt requested to the other party at the principal office of such party.

16.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

17.	Form ADV; Company Changes.

The Manager acknowledges receiving Part II of the Adviser’s Form ADV. The Adviser covenants that it will notify the Manager of any changes to its membership within a reasonable time after such change.

18.	Company Obligations.

The parties to this Agreement agree that the obligations of the Company under this Agreement shall not be binding upon any of the Directors, Members or any officers, employees or agents, whether past, present or future, of the Company, individually, but are binding only upon the assets and property of the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

MERCANTILE CAPITAL ADVISORS, INC.

By:

Title:

MERCANTILE ALTERNATIVE STRATEGIES FUND LLC

Authorized Signature

By:

Title:

CONTEGO ALTERNATIVE ASSETS, LLC

By:

Title:

EXHIBIT A

The following is a list of records the Adviser is to keep on behalf of the Company.

Basic Business Records. The Adviser will maintain true, accurate, current, and complete copies, where necessary, of each of the following books and records:

a.	Originals of all written communications received and copies of all written communications sent by the Adviser relating to: (1) recommendations or advice given or proposed;

b.	A list of all discretionary accounts;

c.	Powers of attorney and other evidences of the granting of any discretionary authority;

d.	Written agreements (or copies thereof) entered into by the Adviser on behalf of the Company;

e.	A copy of each written disclosure statement and amendment or revision given to any person and a record of the dates and persons to whom such statements were given or offered to be given;

f.	All written acknowledgments of receipt obtained from advisory clients relating to disclosure of soliciting fees paid by the Adviser and copies of all disclosure statements delivered to advisory clients by such solicitors on behalf of the Company.

2.	Records for Investment Supervisory Accounts. The Adviser must maintain a record for the Company, showing each Interest bought or sold and the date, amount, and price of each purchase and sale. The Adviser must also maintain a record, by Investment Fund, for each investment in which the Company has a current position, the type of interest and the amount of the Company’s current position. These records need to be maintained and be true, accurate, current, and complete only to the extent that this information is reasonably available to, or obtainable by, the Adviser.

3.	Records pursuant to the Company’s Code of Ethics

a.	A record of any violation of the Company’s Code of Ethics, and any action taken as a result of the violation, in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

b.	A copy of each report made by an Access Person as required by Rule 17j-1(f) under the 1940 Act, including any information provided in lieu of the reports under Rule 17j-1(d)(2)(v), in an easily accessible place for at least five years after the end of the fiscal year in which the report is made or the information is provided;

c.	A record of all persons, currently or within the past five years, who are or were required to make reports under Rule 17j-1(d) or who are or were responsible for reviewing these reports, in an easily accessible place; and

d.	A copy of each report required by Rule 17j-1(c), for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

FORM OF PROXY

Carefully fold & detach along perforation

MERCANTILE ALTERNATIVE STRATEGIES FUND LLC

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS of Mercantile Alternative Strategies Fund LLC (the “Company”) for use at a Special Meeting of Members of the Company to be held on December 19, 2003, at the offices of Mercantile Capital Advisors, Inc., the Fund’s investment manager (“Mercantile”), Second Floor Board Room, Two Hopkins Plaza, Baltimore, Maryland 21201 at 9:00 a.m.

The undersigned hereby appoints Cornelia H. McKenna and Bonnie C. Railey, and each of them, with full power of substitution, as proxies of the undersigned to vote at the above-stated Special Meeting, and at all adjournments or postponements thereof, all the percentage of ownership interests in the Company held of record by the undersigned on October 31, 2003, the record date for the Special Meeting, upon the following matters and upon ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING, IN THEIR DISCRETION:

(1)	Proposal to approve an Investment Advisory Agreement between Mercantile, the Company and Contego Alternative Assets, LLC.

For	Against	Abstain
[_]	[_]	[_]

(2)	The undersigned authorizes the proxies to vote, in their discretion, upon such other business as may properly come before the Special Meeting.

Every properly signed proxy will be voted in the manner specified hereon and, IN THE ABSENCE OF SPECIFICATION, WILL BE TREATED AS GRANTING AUTHORITY TO VOTE “FOR” EACH PROPOSAL.

PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Date: ______________	Date: ______________
Signature: ____________________________________	Signature: ____________________________________

Please sign exactly as name appears hereon. When limited liability interests are held by joint tenants, both should sign. When signing as attorney or executor, administrator, director or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.